                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-61590) pertaining to the Dividend Reinvestment Plan and (Form S-8 No. 33-61596) pertaining to the Employees' Stock Purchase Plan of IBT Bancorp, of our report dated February 15, 2005 relating to the consolidated financial statements, which appears on page 28 of this Annual Report (Form 10-K) for the years ended December 31, 2004, 2003 and 2002 and our report dated March 11, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on pages 57 - 58 of this Annual Report (Form 10-K) as of December 31, 2004.




         Rehmann Robson P.C.
         Saginaw, Michigan
         March 11, 2005